                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement                 RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              THE WISER OIL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:

THE WISER OIL COMPANY
8115 Preston Road, Suite 400
Dallas, Texas 75225




April 12, 2002


Dear Stockholder:

     Your Board of Directors joins me in extending an invitation to attend the 2002 Annual Meeting of Stockholders which will be held on May 20, 2002 at 3:00 p.m., at the Hilton Dallas/Park Cities, 5954 Luther Lane, Dallas, Texas 75225. The meeting will start promptly.

     We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business. There will also be important items that are required to be acted upon by stockholders.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

                                Sincerely yours,




                                George K. Hickox, Jr.
                                Chairman and Chief Executive Officer

                              THE WISER OIL COMPANY
                                  Dallas, Texas
                NOTICE OF ANNUAL MEETING TO BE HELD MAY 20, 2002

To Our Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of The Wiser Oil Company (the "Company") will be held at the Hilton Dallas/Park Cities, 5954 Luther Lane, Dallas, Texas 75225, on May 20, 2002, at 3:00 p.m., Central Daylight Saving Time, for the purpose of considering and acting upon the following:

          (1) Election of Directors: The election of three Directors each to serve for a three-year term expiring in 2005;

          (2) Other business: Such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 29, 2002 will be entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Dallas, Texas during normal business hours for a period of 10 days prior to the meeting.

     The Annual Report to Stockholders for the year ended December 31, 2001, in which financial statements of the Company are included, was mailed with this Proxy Statement to each stockholder of record at the close of business on March 29, 2002. The Annual Report does not form any part of the material for solicitation of proxies.

     You are urged to sign, date and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

                                 By Order of the Board of Directors,




                                 A. Wayne Ritter
                                 President


Dallas, Texas
April 12, 2002

                              THE WISER OIL COMPANY
                          8115 Preston Road, Suite 400
                               Dallas, Texas 75225

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 20, 2002

                               GENERAL INFORMATION

Solicitation and Revocability of Proxies

     The accompanying proxy is solicited by the Board of Directors (the "Board") of The Wiser Oil Company (the "Company") in connection with its Annual Meeting of Stockholders and any adjournment thereof (the "Annual Meeting") to be held on May 20, 2002 at 3:00 p.m. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is April 12, 2002.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock and Preferred Stock of the Company represented thereby will be voted in accordance with the Board of Directors' recommendations herein set forth and, where a specification is made by the stockholder as provided therein, will be voted in accordance with such specification. A proxy may be revoked by the person executing it at any time before it has been exercised, but the revocation of the proxy will not be effective until written notice thereof has been given to Joyce M. Moore, Secretary, The Wiser Oil Company, 8115 Preston Road, Suite 400, Dallas, TX 75225. If a stockholder attends the Annual Meeting, the stockholder may revoke the proxy and vote in person.

Shares Outstanding and Voting Rights

     As of March 29, 2002, 9,242,816 shares of the Company's common stock, par value $0.01 per share (the "Common Stock") and 1,000,000 shares of the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share (the "Preferred Stock") were outstanding. The Common Stock and Preferred Stock constitute the only classes of voting securities of the Company. Only stockholders of record as of the close of business on March 29, 2002 (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held. Holders of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Preferred Stock would have been converted under the provisions of the Certificate of Designations establishing the Preferred Stock (whether or not such holder is then entitled to convert such shares under such provisions) at the conversion price in effect on the Record Date. Under the Certificate of Designations, any holder of the Preferred Stock may convert all or any portion of the Preferred Stock held by such holder into a number of shares of Common Stock computed by dividing (x) the total liquidation value (plus the aggregate accrued but unpaid dividends, if any) represented by the shares of Preferred Stock to be converted by (y) the conversion price then in effect. As of the Record Date, the liquidation value per share of Preferred Stock is $25.00 and the conversion price per share of Preferred Stock is $4.25. Therefore, the 1,000,000 shares of Preferred Stock outstanding as of the Record Date have an aggregate of 5,882,352 votes in the election of directors.

     Holders of Common Stock or Preferred Stock of the Company do not have cumulative voting rights with respect to the election of Directors.

Required Affirmative Vote and Voting Procedures

     The holders of a majority of the outstanding shares of Common Stock and Preferred Stock, present in person or represented by proxy, are necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

     With regard to "Proposal 1. Election of Directors", votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. In accordance with the Company's bylaws and Delaware law, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, up to the number of Directors to be elected, will be elected as Directors of the Company. Any abstentions or broker non-votes will have no effect on the election of Directors. The Board of Directors recommends that stockholders vote FOR the election of its nominees for director.

                        PROPOSAL 1. ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of seven directors. The Company has a "staggered" Board, which means that the directors have been classified, in respect to the time for which they hold office, by dividing them into three classes, with one class of directors being elected each year for a three-year term. At each annual meeting, the stockholders of the Company elect directors of the class whose term expires at such annual meeting, to hold office until the third succeeding annual meeting. Each director holds office for the three-year term for which elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal. A class of three directors is to be elected at the Annual Meeting to serve for three-year terms. The Board of Directors has nominated Richard R. Schreiber, Lorne H. Larson and George K. Hickox, Jr. for election to the Board to serve until the Annual Meeting in 2005, and until their successors are duly elected and qualified. Each is a current member of the Board whose term ends at this meeting.

     Unless authority to do so is withheld, it is intended that the proxies solicited by the Board of Directors will be voted for the nominees named. If any of the nominees become unable to serve or for good cause will not serve, the persons named as proxies in the accompanying proxy intend to vote for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of Directors.

     The Company has been advised by WIC, as herein defined (see "Beneficial Ownership of Common Stock"), that WIC intends to vote all of its 90,909 shares of Common Stock and all of the 5,858,823 shares of Common Stock underlying the Preferred Stock owned by (i) itself, (ii) DS&P for which DS&P has appointed WIC as its attorney-in-fact and proxy pursuant to a voting agreement by and between WIC and DS&P, and (iii) Wiser Investors, L.P. for which WIC has sole voting power as its general partner, for the nominees named or for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of Directors. See "WIC and DS&P Voting Agreement" and the footnotes to "Beneficial Ownership of Common Stock" herein.

     Set forth below is certain information as of the Record Date, concerning the three nominees for election at the Annual Meeting and the four Directors of the Company whose terms will continue after the meeting, including information with respect to the principal occupation or employment of each nominee or Director during the past five years. Except as otherwise shown, each of the nominees and Directors has held the positions shown for at least the past five years.

     Nominees for Election as Directors for Three-Year Term Expiring in 2005

                         Director           Principal Occupation
Name                       Since     Age    and other Directorships
----                       -----     ---    -----------------------

Richard R. Schreiber       2000      46     Partner of Dimeling Schreiber &
                                            Park ("DS&P"), a private equity
                                            firm focused on restructuring and
                                            recapitalization transactions.Prior
                                            to 1982, was an industrial real
                                            estate  broker  and  later  joined
                                            Coldwell Banker in the same
                                            capacity. Active in  negotiating,
                                            purchasing and  structuring of the
                                            acquisition financing of DS&P's
                                            investments. Presently Chairman of
                                            the Board of Director New Piper
                                            Aircraft, Inc. and director of
                                            several other privately held
                                            companies.

Lorne H. Larson        1995       66    Independent consultant since December
                                        1999; Chairman of ProGas Limited, a
                                        Calgary, Alberta, Canada-based company
                                        involved in natural gas marketing, June
                                        1998-November 1999; President and Chief
                                        Executive Officer of ProGas Limited,
                                        January 1986 to May 1998; and Director
                                        of The CGU Insurance Company of Canada,
                                        a property and casualty insurance
                                        company, since April 1994.

George K. Hickox, Jr.  2000       43    Chairman of the Board and Chief
                                        Executive Officer of the Company, since
                                        May 26, 2000; Chairman of the Board and
                                        Chief Executive Officer of The Wiser Oil
                                        Company of Canada since August 2000.
                                        Since 1991, has been a principal in
                                        Heller Hickox & Co., a private equity
                                        investment firm. Presently a director of NATCO Group, Inc., a publicly traded
                                        NYSE company, and an officer and
                                        director of several privately held
                                        companies. In early 1980's, worked for
                                        Texas Oil & Gas Corporation and
                                        InterFirst Bank Houston N.A.;
                                        thereafter, was Vice President at
                                        Copeland, Wickersham & Wiley where he
                                        focused on restructuring transactions
                                        and mergers and acquisitions.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE THREE NOMINEES NAMED ABOVE. Proxies solicited by the Board of Directors will be voted in favor of approval of the Nominees unless stockholders specify otherwise.

                      Directors Whose Terms Expire in 2004

                     Director                  Principal Occupation
Name                  Since       Age         and other Directorships
----                  -----       ---         -----------------------

A. W. Schenck, III     1986       58    Managing Director, Novantas, a financial
                                        services consulting firm since February
                                        2002. President, Chief Executive Officer and Director of Tradenable, a financial service company, August 2000 - August
                                        2001; Chairman, Chief Executive Officer
                                        and Director of Fleet Mortgage Group, a
                                        mortgage company, December 1997 - August
                                        2000. Held various executive positions
                                        with Great Western Financial Corp., a
                                        thrift savings company, August 1995 -
                                        August 1997. Held various executive
                                        positions with PNC Financial
                                        Corporation, a national banking company,
                                        May 1969 - August 1995.


Eric D. Long           2001       43    Chief Executive Officer, President and
                                        Director of USA Compression, a lease,
                                        service and packaging natural gas
                                        compressor company, August 1998 -
                                        Present; Investments and forming USA
                                        Compression, 1996-1998; Vice President
                                        of Business Development and Director of
                                        Global Compression Services, Inc., a
                                        lease, service and package natural gas
                                        compressor company, 1993 - 1996; Held a
                                        variety of senior officer level
                                        operating positions with Hanover Energy,
                                        Inc., an energy investment company, 1987
                                        - 1992.

                      Directors Whose Terms Expire in 2003

                       Director         Principal Occupation
Name                   Since      Age   and other Directorships
----                   -----      ---   -----------------------

C. Frayer Kimball, III 1972       67    Owner and Vice President of Petroleum
                                        Engineers, Inc., Lafayette, Louisiana, a consulting engineering firm; Owner and
                                        Vice President of Triumph Energy, Inc.,
                                        a producer of oil and gas.

Scott W. Smith         2000       44    Principal of Sabine Energy Company, LLC,
                                        a private equity firm focused on
                                        investment opportunities in the energy
                                        business, March 1998 - Present, Manager
                                        of Land and Marketing for O'Sullivan Oil and Gas, December 1996 to February 1998;
                                        Land Manager for Triad Energy
                                        Corporation, December 1989 to November
                                        1996.

Board of Directors and its Committees

     The Board of Directors has an Audit Committee, an Executive Committee, and a Compensation Committee, but does not have a Nominating Committee. The Board of Directors held five meetings in 2001. Five of the seven Directors, Messrs. Hickox, Kimball, Larson, Schreiber and Smith, attended all meetings of the Board and Committees of which they are members during the period they served on such. Mr. Long was elected a Director on May 21, 2001 and attended all meetings of the Board and Committees, thereafter. Mr. Schenck attended four Board meetings and one Committee meeting.

     Audit Committee. During 2001, the Audit Committee consisted of Messrs. Larson, Long, and Schreiber (the "Audit Committee"). The Audit Committee reviewed reports and recommendations of the Company's independent auditors as well as the scope of their review and their compensation, and also met with representatives of management as appropriate. During 2001, the Audit Committee held six meetings. See "Audit Committee Report" herein.

     Compensation Committee. During 2001, the Compensation Committee consisted of Messrs. Kimball, Long and Schenck. The Compensation Committee reviewed and recommended to the Board of Directors the remuneration of the executive officers of the Company and administered the Company's 1991 Stock Incentive Plan, 1997 Share Appreciation Rights Plan, 1991 Non-Employee Directors' Stock Option Plan and Equity Compensation Plan for Non-Employee Directors. During 2001, the Compensation Committee held two meetings. See "Compensation Committee Report" contained herein.

     Executive Committee. The Company has an Executive Committee of the Board created pursuant to terms of the Stockholder Agreement. See "Certain Transactions -- The Management Agreement between the Company and WIC." George K. Hickox, Jr., Scott W. Smith, Richard R. Schreiber and C. Frayer Kimball, III are members of the Executive Committee. A. Wayne Ritter serves as an advisory member of the Executive Committee. The Executive Committee has and exercises all powers and authority of the Board in management of the business and affairs of the Company on matters which by law do not need whole Board approval. In addition, Executive Committee approval is required to approve operating or capital expenditures exceeding $1,000,000 per transaction, unless such expenditures were specifically approved by the Board as part of the Annual Budget. Whole Board approval is required to approve (i) any operating or capital expenditure or series of related expenditures exceeding $2,500,000, unless such expenditure or expenditures were specifically approved by the Board as a part of the Annual Budget, (ii) the nomination of members for election to the Board, (iii) the filling of vacancies of the Board, the Executive Committee or other Board committees, and (iv) transactions between the Company, on the one hand, and any Purchaser, as herein defined, or any affiliate of any Purchaser, on the other hand. No meetings were held by the Executive Committee during 2001. See "The Transaction With Wiser Investment Company" contained herein.

     Compensation Committee Interlocks and Insider Participation. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of Directors or Compensation Committee of the Company.

                               EXECUTIVE OFFICERS

     The following is a list of the names and ages of all the executive officers of the Company, indicating all positions and offices with the Company held by each such person and each such person's principal occupation or employment duringthe past five years. The executive officers of the Company are elected each year by the Board of Directors at its first meeting following the Annual Meeting of Stockholders to serve during the ensuing year and until their respective successors are elected and qualified. Pursuant to the Management Agreement, as further discussed herein, WIC caused Mr. Hickox to serve as the Chief Executive Officer of the Company and to enter into an employment agreement with the Company. See "Employment Agreements" and "Changes in Company Management" herein. None of the other persons listed has served or is serving as an officer as a result of any arrangement or understanding between him and any other person pursuant to which he was selected as an officer.


                                Positions and Offices Held and Principal
Name                   Age      Occupation or Employment During Past Five Years
----                   ---      -----------------------------------------------

George K. Hickox, Jr.  43       Chairman of the Board and Chief Executive
                                Officer of the Company, since May 26, 2000;
                                Chairman of the Board and Chief Executive
                                Officer of The Wiser Oil Company of Canada since
                                August 2000. Since 1991, has been a principal in Heller Hickox & Co., a private equity investment firm. Presently a director of NATCO Group, Inc., a publicly traded NYSE company, and an officer and director of several privately held companies. In early 1980's, worked for Texas Oil
                                & Gas Corporation and InterFirst Bank Houston
                                N.A.; thereafter, was Vice President at
                                Copeland, Wickersham & Wiley where he focused on restructuring transactions and mergers and acquisitions.

A. Wayne Ritter        61       President of the Company since May 26, 2000;
                                President and Director of The Wiser Oil Company of Canada since August 2000; Vice President,
                                Acquisitions and Production of the Company, August 1993 - May 2000; Vice President in Charge of Acquisitions of the Company, September 1991 -
                                August 1993.

Robert J. Kerian       46       Vice President of Exploration of the Company
                                since September 2001; Exploration Manager of the
                                Company, December 1998 - August 2001; Senior
                                Staff Geophysicist of the Company, November 1996
                                - November 1998. Held various staff and
                                supervisory positions as an exploration
                                geophysicist with Enserch Exploration, an oil and gas exploration and production company, July
                                1984 - November 1998.

Richard S. Davis       48       Vice President of Finance of the Company since
                                July 2000; Vice President of Finance of The
                                Wiser Oil Company of Canada since August 2000;
                                Controller of the Company, February 1997 - June
                                2000. Controller of Gemini Exploration Company, an oil and gas exploration and production company, August 1994 - February 1997.

W. B. Phillips         50       Vice President of Land of the Company since
                                September 2001; Manager of Land of the Company,
                                January 1991 -August 2001.

Matthew A. Eagleston   42       Vice President of Production of the Company
                                since September 2001; Manager of Operations and
                                Engineering of the Company, August 2000 - August
                                2001; Project Engineer of the Company, September
                                1995 - August 2001.

                            SECTION 16(a) COMPLIANCE
                         BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with during the year ended December 31, 2001, with the exception of three Form 4s and three transactions that were not timely reported for Mr. Ritter, President of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company in 1999, 2000 and 2001 to the Named Officers.

                           SUMMARY COMPENSATION TABLE


                                                                                     Long Term
                                                                                     ---------
                                                                                   Compensation
                                                                                   ------------
                                                      Annual Compensation              Awards
                                                      -------------------              ------
                                                                                    Number of
                                          Salary                                    Securities
                                          -------                  Other Annual     Underlying        All Other
Name and Principal Position         Year    ($)       Bonus ($)    Compensation   Options/SARs (#)   Compensation
---------------------------         ----    ---       ---------    ------------   ----------------   ------------

George K. Hickox, Jr.               2001   $   1        -0-         $24,455 (2)        -0-             $  -0-
   Chairman, and Chief Executive    2000       1        -0-          10,547 (9)        -0-                -0-
   Officer after May 26, 2000 (1)

A. Wayne Ritter                     2001   183,000       300 (3)                       -0-             9,510 (7)
   President after May 26, 2000     2000   183,000       500 (10)                      -0-             6,933 (8)
                                    1999   183,000       -0-                        50,000             5,844

Robert J. Kerian                    2001   117,000    20,300 (4)                       -0-             6,210 (7)
   Vice President of Exploration
   After September 1, 2001 (4)

Richard S. Davis                    2001   116,504       300 (3)                       -0-             6,185 (7)
   Vice President of Finance        2000   107,853    17,833 (11)                      -0-             1,972 (8)
   After May 26, 2000

W. B. Phillips                      2001   109,103     9,392 (5)                       -0-             5,815 (7)
   Vice President of Land
   After September 1, 2001 (5)

A. Matthew Eagleston                2001    98,105       300 (6)                       -0-             5,261 (7)
   Vice President of Production
   After September 1, 2001 (6)

(1)      See 2001 Compensation for Chief Executive Officer.

(2) Consists of the following pursuant to Mr. Hickox's employment agreement with the Company - $24,455 representing the amount paid by the Company to provide Mr. Hickox with alternative housing in Dallas, Texas. Mr. Hickox has the use of a company owned vehicle when in Dallas. See "Employment Agreements" herein.

(3)  Messrs. Ritter and Davis received a $300 Christmas bonus.

(4) Mr. Kerian was elected Vice President of Exploration on September 1, 2001. Mr. Kerian received a performance bonus of $20,000 and a $300 Christmas bonus.

(5) Mr. Phillips was elected Vice President of Land on September 1, 2001. Mr. Phillips received a performance bonus of $9,092 and a $300 Christmas bonus.

(6) Mr. Eagleston was elected Vice President of Production on September 1, 2001. Mr. Eagleston received a $300 Christmas bonus.

(7) Consists of (a) matching contributions by the Company in 2001 to the accounts of Mr. Ritter $3,519, Mr. Kerian $5,850, Mr.Davis $5,825, Mr. Phillips $5,455 and Mr. Eagleston $4,905 under the Company's Savings Plan and (b) matching contributions by the Company in 2001 to the account of Mr. Ritter $5,631 under the Company's non-qualified Restoration Plan and (c) the dollar value of life insurance premiums paid by the Company in 2001 for the benefit of Mr. Ritter $360, Mr. Kerian $360, Mr. Davis $360, Mr. Phillips $360 and Mr. Eagleston $356.

(8) Consists of (a) matching contributions by the Company in 2000 to the accounts of Mr. Ritter $2,112, and Mr. Davis $1,584 under the Company's Savings Plan and (b) matching contributions by the Company in 2000 to the account of Mr. Ritter $4,223 under the Company's non-qualified Restoration Plan and (c) the dollar value of life insurance premiums paid by the Company in 2000 for the benefit of Mr. Ritter $598 and Mr. Davis $388.

(9) The amount paid by the Company from June 2000 through December 2000 to provide Mr. Hickox with alternative housing in Dallas, Texas was $10,547.

(10) Mr. Ritter received a $500 Christmas bonus.

(11) Mr. Davis was elected Vice President of Finance on July 6, 2000. Mr. Davis received a retention bonus of $17,333 prior to being elected Vice President and received a $500 Christmas bonus.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning the grant of stock options during 2001 to the Named Officers.

                                             Individual Grants (1)
                                             --------------------

                                          % of Total
                        Number of          Options                                      Grant
                       Securities         Granted to                                     Date
                       Underlying         Employees     Exercise or                     Present
                      Options/SARS        In Fiscal     Base Prince      Expiration    Value ($)
Name                     Granted           Year (2)       ($/Sh)           Date           (3)
----                  ------------        --------     -----------      ----------      ---------

George K. Hickox, Jr.        -0-             -0-           -0-             -0-         $   -0-

A. Wayne Ritter          75,000           25.00%         7.0000         2/25/2006       180,990
                         75,000           25.00%         8.3500         5/25/2011       326,775

Robert J. Kerian         20,000            6.67%         6.5750         2/25/2011        67,038
Richard S. Davis         20,000            6.67%         6.5750         2/25/2011        67,038

Matt A. Eagleston        20,000            6.67%         6.5750         2/25/2011        67,038


(1) All grants to Named Officers during fiscal year 2001 were granted under either the Company's 1991 Stock Incentive Plan or the Company's 1997 Share Appreciation Rights Plan (" SARs"). SARs granted on February 26, 2001 became exercisable on July 31, 2001. Options granted on February 26, 2001 become exercisable in increments of 50% percent on January 1, 2002 and 50% on January 1, 2003. Options granted on May 26, 2001 became exercisable in increments of 50% on July 26, 2001 and 50% on December 26, 2001. All option grants have ten-year terms and were granted with an exercise price equal to the fair market value of the Company's Common Stock on date of grant. All SARs have five-year terms, while each were granted with an exercise price less than the fair market value of the Company's Common Stock on the date of grant.

(2) During 2001, the Company issued 75,000 SARs and 225,000 options to employees. The percentages listed for each grant were calculated by dividing each grant by the total of all SARs and options granted in 2001.

(3) These amounts represent the value of grants based upon the Black-Scholes option pricing model. The valuation assumes exercise at the end of the ten-year option term or five-year SAR term and the following data:

                                                               Grant Dates
                                                              -------------
                                                                    SARs
                                                  2/26/01         2/26/01       5/26/01
                                                  --------       -------        -------

      Risk free interest rate                       5.04%         5.04%          5.40%

      Dividend yield                                 -0-           -0-            -0-

      Volatility (three-year weekly close)        27.74%          7.74%          27.74%

      Time to exercise                            10 Years        5 Years        10 Years


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES


     The following table provides information, with respect to each Named Officer, concerning unexercised options/SARs held as of the end of the fiscal year ended December 31, 2001.


                                                       Number of Securities            Value of Unexercised
                            Shares                     Underlying Unexercised            In-the-Money
                            Acquired                   Options/SARs at FY-End        Options/SARs at FY-End
                             On           Value                   (#)(1)                     ($)(2)
                           Exercise     Realized
Name                         (#)           ($)      Exercisable   Unexercisable     Exercisable    Unexercisable
----                         ---           ---      -----------   -------------     -----------    -------------

George K. Hickox, Jr.        -0-         $  -0-          -0-             -0-           $  -0-            $  -0-


A. Wayne Ritter (3)          -0-            -0-      212,500             -0-           17,500               -0-

Robert J. Kerian             -0-            -0-       15,000          10,000            1,750               -0-

Richard S. Davis             -0-            -0-       15,000          10,000            1,750               -0-

W. B. Phillips               -0-            -0-        7,500             -0-            1,750               -0-

Matthew A. Eagleston         -0-            -0-       15,000          10,000            1,750               -0-


(1) Represents the number of shares of the Company's Common Stock underlying the options and SARs held by the Named Officer.

(2) The closing price for the Company's Common Stock as reported by the NYSE on December 31, 2001 was $5.35. Value is calculated on the basis of the difference between $5.35 and the option/SAR exercise price of an "in-the-money" option/SAR multiplied by the number of shares of Common Stock underlying the option/SAR.

(3) Pursuant to the terms of a Letter Agreement between the Company and Mr. Ritter dated February 27, 2001, Mr. Ritter surrendered 217,500 high priced options to the Company (5,000 shares from a 1992 grant at an exercise price of approximately $14.00 per share; 10,000 from a 1992 grant at an exercise price of approximately $15.06 per share; 30,000 shares from a 1994 grant at an exercise price of approximately $18.13 per share; 142,500 from 1996 grants at an exercise price of approximately $14.88 per share and 30,000 from a 1997 grant at an exercise price of approximately $19.69 per share).

Pension Benefits

     Each Named Officer is covered by the Company's Retirement Income Plan ("Qualified Plan"), a non-contributory defined benefit pension plan under which retirement benefits are provided to substantially all non-union employees of the Company. Prior to January 1, 1999, the Qualified Plan provided a monthly benefit upon retirement based on the employee's average monthly earnings (computed generally on the basis of the participant's average monthly earnings for the 60 highest paid consecutive months during the 120 consecutive months immediately preceding the employee's termination date) and years of service.

     Effective as of December 31, 1998, the Qualified Plan was amended to "freeze" benefits so that no additional benefits would accrue under the Qualified Plan for anyone after December 31, 1998. The amendment did not reduce the benefits accrued under the Qualified Plan on or before December 31, 1998, or affect the amount of any benefit payments then being made pursuant to the Qualified Plan.

     In 2001, the Qualified Plan was amended to allow accruals under a cash balance formula for service after September 30, 2000. Under this formula, a hypothetical account balance is determined for each participant. Each quarter, this account is credited with 1.50% interest on the balance at the beginning of the quarter, plus 3% of the employee's basic compensation for the quarter. Upon retirement, the Qualified Plan will provide a monthly income that is the actuarial equivalent of the hypothetical account balance at the time of termination, but in no events less than the frozen accrued benefit that would have been paid before the 2001 amendment. In lieu of a monthly income, participant may instead receive a lump sum payment of the actuarial value of benefits payable from the Qualified Plan.

     Certain executives of the Company also participate in the Company's Retirement Restoration Plan (the "Retirement Restoration Plan"). The Retirement Restoration Plan is a nonqualified deferred compensation plan. The participants in the plan are the Chief Executive Officer and any other employee of the Company (i) who is a participant in the Retirement Plan, (ii) whose annual salary is at least $150,000, and (iii) who has been designated by the Chief Executive Officer to participate in the plan. For 2001, Mr. Ritter was the only Named Executive Officer who was a participant in the Retirement Restoration Plan.

     In order to comply with the tax qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code"), the maximum annual retirement benefit that may be accrued and that the Company can fund, and the maximum compensation that may be used in determining future benefit accruals, under the Retirement Plan are subject to certain limitations. The Retirement Restoration Plan provides for the payment of benefits equal to the amount by which (i) the value of the benefits that would have been payable to a participant under the Qualified Plan if such benefits were not limited by such maximum compensation and maximum benefit limitations, exceeds (ii) the value of the benefits actually payable under the Qualified Plan.

     Benefits under the Retirement Restoration Plan normally are paid concurrently with the payment of benefits under the Qualified Plan. However, if a participant's employment terminates (other than by reason of death, retirement or disability) within two years following a Change of Control (as defined in the Retirement Restoration Plan), the value of such participant's Retirement Restoration Plan benefits will be distributed to such participant in a single lump sum within 60 days following such termination of employment. Retirement Restoration Plan benefits are payable from the general assets of the Company.

     Based upon the actuarial assumptions presently being used to fund the Qualified Plan and assuming continued employment to age 65, the estimated combined annual retirement benefits payable under the Qualified Plan and the Retirement Restoration Plan in the form of a single life annuity commencing at age 65 would be $23,265 per year for Mr. Ritter, $13,872 per year for Mr. Davis, $15,110 per year for Mr. Kerian, $19,340 for Mr. Phillips, $18,463 for Mr. Eagleston and less than $5 per year for Mr. Hickox.

Directors' Compensation

     Directors who are not employees of the Company receive an Annual Retainer of $16,000, which is payable in quarterly installments of $4,000 each, with the first payment being made in May of each year, and $1,000 for each meeting of the Board of Directors or any Committee of the Board attended. Each Chairman of a Committee of the Board receives an additional annual fee of $1,000. Directors who are employees of the Company or a subsidiary do not receive a retainer or fee for serving on the Board or Committees, for attending meetings of the Board or Committees or for serving as Chairman of a Committee.

     In 1996, the Company adopted The Wiser Oil Company Equity Compensation Plan for Non-Employee Directors (the "Equity Plan"), which allows non-employee Directors to make irrevocable elections prior to the beginning of each plan year to receive their Annual Retainers (i) all in cash, (ii) all in Phantom Shares or
(iii) 50% in cash and 50% in Phantom Shares, and to defer payment of taxes on the equity portion to a subsequent date. A "Phantom Share" is an unsecured, unfunded and nontransferable right to receive from the Company one share of Common Stock, which right will automatically be exercised upon the earlier to occur of (i) the termination of the holder's service as a Director for any reason or (ii) a "Change in Control" of the Company, as defined in the Equity Plan. Non-employee Directors have no right to convert Phantom Shares into Common Stock prior to such time. The number of Phantom Shares that may be acquired by a non-employee Director on any Annual Retainer payment date is determined by dividing the amount of the Annual Retainer, or portion thereof, that the Director has elected to receive in Phantom Shares by the fair market value of a share of Common Stock on the payment date of the Annual Retainer, rounded downward to the nearest whole number. Phantom Shares are fully vested upon issuance. Holders of Phantom Shares receive payments of cash or other property equivalent to dividends paid on outstanding shares of Common Stock, but have no voting or other rights of stockholders with respect to the Phantom Shares. A maximum of 25,000 shares of Common Stock may be issued upon the conversion of Phantom Shares under the Equity Plan. For 2001, all Directors elected to receive their $16,000 Annual Retainer in cash.

     A Change of Control of the Company, as defined in the Equity Plan occurred upon the closing of the transaction with Wiser Investment Company on May 26, 2000. Effective May 26, 2000, all outstanding Phantom Shares fully vested. Common Stock certificates were issued as follows: 7,913 shares of the Company's stock to Mr. Larson, 7,913 shares of the Company's stock to Mr. Mosle and 7,312 shares of the Company's stock to Mr. Schenck. This plan has a balance of 1,862 Phantom Shares.

     The 1991 Non-Employee Directors' Stock Option Plan as amended, (the "Directors' Plan") is intended to enhance the mutuality of interests between the Directors and stockholders of the Company and to assist the Company in attracting and retaining able Directors. Under the Directors' Plan, on the first business day following each Annual Meeting of Stockholders, each Director who is not an employee of the Company or a subsidiary is granted a nonstatutory stock option to purchase 1,500 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date the option is granted. The Directors' Plan also provides for the grant of an option to purchase 5,000 shares of Common Stock to each newly elected non-employee Director upon such person's initial election to the Board.

     In February 1997, the Directors' Plan was amended to provide for, in addition to the annual and initial option grants described above, a one-time grant on the date of the 1997 Annual Meeting of Stockholders to each non-employee Director serving on that date of an option to purchase, at an exercise price equal to the fair market value of the Common Stock on the date of grant, a number of shares of Common Stock equal to 5,000 less the number of shares covered by all options previously granted to such Directors under the Directors Plan. All options granted under the Directors' Plan become exercisable six months from the date of grant and expire ten years from the date of grant. The Directors' Plan provides that, upon termination of service as a Director for any reason other than removal for cause, all outstanding options previously granted to the non-employee Director under the Directors' Plan will become immediately exercisable in full and will remain exercisable until the earlier to occur of the original expiration date of the option or three years from the date of termination of service, provided that if a Director voluntarily retires or resigns the post-termination of service exercise period may not exceed the duration of such Director's period of service as a Director of the Company. The Directors' Plan also provides that, upon removal of a Director for cause, all unvested options will immediately terminate and all unexpired vested options will be exercisable for a period of 90 days after removal.

     In February 2001, the Directors' Plan was amended to increase total number of options that may be issued under this plan to 100,000 shares of Common Stock and extended the duration of the Plan to June 30, 2006. Pursuant to the terms of the Directors' Plan, on May 22, 2001, options to purchase 1,500 shares of Common Stock at an exercise price of $9.2750 per share were granted to Messrs. Kimball, Larson, Schenck , Schreiber and Smith. Mr. Long, a newly elected non-employee Director, received 5,000 shares of Common Stock at an exercise price of $9.2750 upon his initial election to the Board.

Employment Agreements

     George K. Hickox Jr. entered into an employment agreement with the Company effective May 26, 2000. The employment of Mr. Hickox is for a two-year period commencing on the date of the agreement, unless extended by mutual agreement of the parties or terminated in accordance with the terms thereof. During the employment term, Mr. Hickox will serve as Chief Executive Officer and (to the extent elected or appointed as a director of the Company) Chairman of the Board of the Company, accountable only to the Board. The Employment Agreement requires that Mr. Hickox devote a substantial majority of his time and attention to the business affairs of the Company. The Company acknowledges that Mr. Hickox has outside business interests and has agreed he may devote a portion of his time and attention to such business interests provided they do not materially interfere with the performance of his duties under the Employment Agreement. During the employment term, the Company will pay Mr. Hickox for his services a base salary at the rate of $1.00 per year, provided that such base salary may be adjusted from time to time by the Board at its discretion. In addition to base salary, Mr. Hickox will be entitled to participate in all employee benefit plans and programs provided by the Company to its executive officers generally, subject to terms, conditions and administration of such plans and programs. However, Mr. Hickox has agreed that, unless otherwise determined by the Board, he will not be entitled to receive any stock options, restricted stock or other similar stock-based awards under the Company's stock incentive plans. The Employment Agreement also contains provisions regarding the Company furnishing an automobile and housing for Mr. Hickox's use in Dallas, and the reimbursement by the Company of certain of his travel expenses. The Board may terminate Mr. Hickox's employment for cause, and Mr. Hickox has the right to terminate his employment, at any time, by providing at least 30 days prior written notice.

     A. Wayne Ritter entered into a new employment agreement with the Company effective December 18, 2001. This agreement supercedes all current employment agreements between Mr. Ritter and the Company hereto, which shall be of no further force or effect. The new employment agreement provides for Mr. Ritter to serve as President of the Company through the close of business on December 18, 2002, unless such term is extended by agreement of the parties for an annual salary not less than his current salary level The agreement also provides that Mr. Ritter will be covered by such employee benefit plans as are applicable to executive employees of the Company.

     The Company or Mr. Ritter may terminate his employment agreement at any time for any reason upon providing the other party with forty-five (45) days written notice of such termination. Upon such termination, the Company shall pay Mr. Ritter (or, in the event of his death, to his estate), within 30 days following such termination, a severance payment amount in cash equal to his annual base salary at the time of his termination of employment. The Company shall also pay, within thirty (30) days following such termination: (i) an amount in cash equal to the sum of his base salary at the time of his termination of employment times three, (ii) the amount equal to the premium cost or other amount paid by the Company during the one-year period preceding his termination of employment to provide him with life, health, and disability insurance benefits and (iii) the use of an automobile for such year.

     Upon any termination of any employment agreement, Mr. Ritter is bound by the terms of his agreement with respect to the guarding of certain confidential information of the Company and its subsidiaries and an agreement not to solicit employees of the Company and its subsidiaries for a period of two (2) years.

                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee is comprised of three non-employee directors of the Company and is responsible for establishing and evaluating the Company's executive compensation policy and strategy.

     Committee and Philosophy. The Committee's responsibilities include: (i) reviewing the design and competitiveness of the Company's compensation and benefits programs, (ii) establishing the compensation program for the Chief Executive Officer; (iii) reviewing and approving recommendations made by the Chief Executive Officer regarding the compensation program for other executive officers, (iv) approving changes to the base salary and incentive or bonus payments to the Chief Executive Officer and other executives and (v) administering the Company's stock option plan and SAR plan. The Committee's objectives are:

o To provide compensation comparable to similar companies in the oil and gas industry enabling the Company to attract, retain, motivate and reward its executive officers. These elements are critical to the Company's long-term growth and success.

o To align the interests of executives with the long-term interests of stockholders through stock option awards whose value over time depends upon the market value of the Company's common shares.

o To motivate and retain key senior officers to achieve strategic business initiatives and reward them for their achievements.

o To work closely with the Chief Executive Officer to assure that the compensation program supports management's objectives for the Company

     The goals of the Compensation Committee are to ensure that the compensation provided to the Company's executive officers is consistent with the Company's annual and long-term performance objectives, reward superior performance, while at the same time providing a means for motivating and retaining key executives with exceptional leadership abilities. The Company's policy is to pay executive officers a base salary with performance rewarded by cash incentive bonuses, stock options and/or share appreciation rights (SARs) after a review of all indices of performance. The executive compensation program is founded upon the same guidelines as used for all other employees of the Company.

     Each position including executive positions is reviewed on an annual basis. All positions are compared on the basis of job descriptions to similar positions in compensation/benefits surveys of a peer group of comparable companies within the energy industry. The Committee reviews industry standards, increases in cost of living and the Company's goals to approximate the median of competitive practices with respect to base salaries.

     Base Salary. Each year, the Compensation Committee recommends base salaries at levels within the competitive market range of comparable companies. Other factors taken into consideration in establishing base salaries are responsibilities delegated to the executive, length of service, individual performance and internal equity considerations.

     Annual Incentive Compensation Plan. Bonuses are based on the overall performance of the Company relative to expectations and on individual overall contributions to 2001 results. Operating cash flow, reserve replacement and increases in reserve values are primary performance measures providing the basis for determination of the amounts of incentive awards. Performance measures and goals are reevaluated annually, and in making an award, the Committee may reflect other relevant performance results as identified in the following paragraph.

     Due to the effect of uncontrollable factors in the oil and gas industry, such as oil and gas prices, an evaluation of Company performance based on only one or two measures may not provide a complete analysis of overall Company performance. The Committee annually reviews other important indicators of performance, such as earnings per share, return of invested capital, reserve growth, lease operating expenses, finding costs, and administrative expenses. Based on the results of these assessments and an evaluation by the Committee of individual executive performance, the Committee may adjust awards to reflect individual performance.

     Stock Option Plan. Stock ownership is an important component for ensuring that executives' interests are aligned with shareholders. In an effort to facilitate stock ownership for executives, the Company provides stock options and SARs primarily as long-term incentive reward vehicles. The Committee considers a number of factors in determining stock option and SAR awards, including the Company's success in achieving annual and strategic goals, assessment of executive contributions to the Company and the expected future role and contribution of the executive to the overall success of the Company.

     Performance Bonuses. The competitive factors and marketplace, as discussed above determine base salary for officers. Mr. Kerian was elected Vice President of Exploration on September 1, 2001. He received a $20,000 performance bonus in 2001. Mr. Phillips was elected Vice President of Land on September 1, 2001. He received a $9,092 performance bonus. There were no salary increases or other incentive bonuses granted by the Committee to officers for 2001.

     Policy Regarding Tax Deductibility of Executive Compensation. Section 162(m) of the Code generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company's chief executive officer and each of its other four most highly compensated executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee does not presently anticipate that the compensation of any executive officer will exceed the cap on deductibility imposed by Section 162(m) of the Code during fiscal 2001. The Company will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Code. The Committee believes that this provision of the tax law is unlikely to have any impact upon the Company in the near future.

     2001 Compensation for the Chief Executive Office. George K. Hickox Jr. entered into an employment agreement with the Company effective May 26, 2000. During the employment term, the Company will pay Mr. Hickox for his services a base salary at the rate of $1.00 per year, provided that such base salary may be adjusted from time to time by the Board at its discretion. In addition to base salary, Mr. Hickox will be entitled to participate in all employee benefit plans and programs provided by the Company to its executive officers generally, subject to terms, conditions and administration of such plans and programs. However, Mr. Hickox has agreed that, unless otherwise determined by the Board, he will not be entitled to receive stock options, restricted stock or other similar stock-based awards under the Company's stock incentive plans. See "Employment Agreements" herein.

     Mr. Hickox's salary was not adjusted in 2001.

     The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. This balanced executive compensation program provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results the Company strives to achieve.

                         By the Compensation Committee:
                          A. W. Schenck, III, Chairman
                             C. Frayer Kimball, III
                                  Eric D. Long

                             AUDIT COMMITTEE REPORT

     As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the Company's financial statements and overseeing the Company's financial process on behalf of the Board of Directors. The Audit Committee is responsible for, among other things, reviewing with the auditors the plan and scope of the audit, fee schedules, monitoring the adequacy of reporting and internal controls, and meeting periodically with independent auditors with and without management present. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In keeping with these goals, the Board of Directors has a written charter that is reviewed annually for the Audit Committee. In accordance with the rules of the NYSE, all of the members of the Audit Committee are independent.

Review and Discussions

     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with management. It has also discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. In addition, the Audit Committee has received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence.

     In an effort to maintain the accountant's independence, the Audit Committee has considered whether Arthur Andersen LLP's rendering of non-audit services is compatible with maintaining its independence. We have concluded that the rendering of both types of services does not result in a conflict.

Fees paid to the Independent Public Accountant for the Fiscal Year 2001

     Audit Fees. The Company paid Arthur Andersen LLP $210,000 during the fiscal year ended December 31, 2001 for the audit, Forms 10-Q and Form 10-K review.

     Tax Fees. The Company paid Arthur Andersen LLP $50,025 during the fiscal year ended December 31, 2001 for the federal tax returns and other tax filings.

     Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

     All Other Fees. The aggregate fees billed for services rendered by Arthur Andersen LLP during the fiscal year ended December 31, 2001, other than the services covered above, were $6,750 for tax consulting.

Recommendation to Include Audited Financial Statements in Annual Report

     Based upon its review of the report of the independent accountants and its discussions with management and the independent accountants, the Committee recommended that the Board of Directors include the audited financial statements along with management's discussion in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Commission.

                               The Audit Committee
                            Lorne H. Larson, Chairman
                                  Eric D. Long
                              Richard R. Schreiber






               (This portion of the page left blank intentionally)

     The following graph compares yearly percentage change in the cumulative total return on the Company's Common Stock during the five fiscal years ended December 31, 2001, with the cumulative total return of the Broad Market Index, which is an index of companies on the S&P 500 Index, and an index of peer companies selected by the Company.

                             Stock Performance Graph

                           [LINE GRAPH APPEARS HERE]




                                                                   December 31

                                       1996          1997          1998          1999           2000          2001
The Wiser Oil Company                  $100       $ 72.04       $ 11.03       $ 12.97        $ 27.24       $ 27.76
Peer Group Index                        100         91.70         48.50         63.72         132.05        102.64
Broad Market Index                      100        133.36        171.47        207.56         188.66        166.24

     Companies in the peer group are as follows: Equity Oil Company; Forest Oil Corporation; Plains Resources, Incorporated; Swift Energy Company; and Tom Brown, Inc. The Stock Performance Graph and calculations were provided to the Company by Media General Financial Services. The graph and calculations assume $100 invested at the closing sale price on December 31, 1996, and reinvestment of dividends.

Certain Relationships and Related Transactions

     The Subscription Agreement with Wiser Investors, L.P. and A. Wayne Ritter. On June 1, 2001, WIC assigned its rights to purchase 396,000 shares of the Company's Preferred Stock, as herein defined (see "The Transaction with Wiser Investment Company") to Wiser Investors, L.P., a Delaware limited partnership and assigned its right to purchase 4,000 shares of the Preferred Stock to A. Wayne Ritter (the "Investors/Ritter Purchase Transactions"). WIC, as both the general partner and a limited partner of Investors and Messrs. Hickox, Chairman of the Board and Chief Executive Officer of the Company and Smith, a Director of the Company, as managers of WIC, has an interest in the Investors/Ritter Purchase Transaction.

     The Management Agreement between the Company and WIC. The Company and WIC entered into a Management Agreement on May 26, 2000 (the "Management Agreement," included as one of the Purchase Transactions herein defined). Pursuant to the Management Agreement, WIC filled the vacancies on the Board created by the resignations of Andrew J. Shoup, Jr., Howard Hamilton and John W. Cushing III with three designees, Messers. Smith, Schreiber and Hickox (each a "Designee"). Under the terms of the Stockholder Agreement dated May 26, 2000 by and between the Company, WIC and DS&P (the "Stockholder Agreement", included as one of the "Purchase Transactions" as described under "The Transaction with Wiser Investment Company"), each Designee shall serve until the annual meeting of the Company's stockholders at which the term of the class to which such Designee has been appointed expires, and until his respective successor is elected and qualified or until his earlier death, resignation or removal from office.

     Equipment Purchases from NATCO Group, Inc. During 2001, the Company purchased oil field equipment from NATCO Group, Inc., a Delaware corporation, for approximately $82,000. Mr. Hickox, Chairman of the Board and Chief Executive Officer of the Company, is a stockholder and a director of NATCO Group, Inc.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of March 1, 2002, unless otherwise indicated, the beneficial ownership of Common Stock by: (i) the only persons known by the Company to beneficially own in excess of 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) the Chief Executive Officer and each of the other three most highly compensated executive officers of the Company for the year ended December 31, 2001; and (iv) all of the directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.


Name of Beneficial Owner                                      Shares Beneficially Owned
------------------------
Directors and Executive Officers(1):                          Number                    Percent
------------------------------------                          ------                    -------
George K. Hickox, Jr.                                         25,800  (2)(3)(16)             *
Scott W. Smith                                                 9,300  (2)(5)(16)             *
Eric D. Long                                                   6,000  (6)                    *
A. W. Schenck, III                                            23,852  (7)                    *
Lorne H. Larson                                               19,413  (7)                    *
C. Frayer Kimball, III                                        19,083  (4)(9)                 *
Richard R. Schreiber                                           1,500  (5)(10)(17)            *
A. Wayne Ritter                                              248,953  (8)(13)            2.63%
Richard S. Davis                                              17,000  (4)(12)                *
Robert J. Kerian                                              20,000  (12)                   *
W.B. Phillips                                                 10,875  (11)                   *
Matthew A. Eagleston                                          16,500  (4)(12)                *

All Directors and executive officers                         418,276  (14)               4.46%
As a group (12  persons named above)

Holders of 5% or More Not Named Above:
--------------------------------------

Dimensional Fund Advisors Inc.                               782,475  (15)               8.46%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

Wiser Investment Company, LLC                              1,656,054  (16)              24.96%
   1629 Locust Street
   Philadelphia, PA 19103

Dimeling, Schreiber and Park                               2,908,330  (17)              24.34%
   1629 Locust Street, 3rd Floor
   Philadelphia, PA 19103

Wiser Investors, LP                                        2,371,320  (18)              20.49%
   1629 Locust Street
   Philadelphia, PA 19103

* Represents less than 1% of outstanding Common Stock.

(1) The business address of each director and executive officer of the Company is c/o The Wiser Oil Company, 8115 Preston Road, Suite 400, Dallas, Texas 75225.
(2) Mr. George K. Hickox, Jr. and Mr. Scott W. Smith, as managers of WIC, have shared voting power over 5,770,172 shares of Common Stock and have shared dispositive power over 3,044,290 shares of Common Stock.
(3) Mr. Hickox has shared voting and dispositive power over 25,800 shares owned by his wife, as to which Mr. Hickox disclaims beneficial ownership.
(4) Includes shares owned by spouses and children (Mr. Kimball, 455 shares; Mr. Davis, 1,000 shares; Mr. Eagleston, 1,000 shares; and all directors and executive officers as a group, 28,255 shares), as to which, in each case, the directors and executive officers disclaim beneficial ownership.
(5) Includes, for each such person, 1,500 shares covered by presently exercisable stock options under the 1991 Non-Employee Directors' Stock Option Plan.
(6) Includes, for each such person, 5,000 shares covered by presently exercisable stock options under the 1991 Non-Employee Directors' Stock Option Plan.
(7) Includes, for each such person, 10,500 shares covered by presently exercisable stock options under the 1991 Non-Employee Directors' Stock Option Plan.
(8) Includes 212,500 shares covered by presently exercisable stock options under the 1991 Non-Employee Directors' Stock Option Plan.
(9) Includes 9,750 shares covered by presently exercisable stock options under the 1991 Non-Employee Directors' Stock Option Plan.
(10) Mr. Richard R. Schreiber, as a partner of DS&P, has shared voting and dispositive power over 2,908,330 shares of Common Stock.
(11) Includes 7,500 shares covered by presently exercisable stock options under the 1991 Stock Incentive Pl
(12) Includes 15,000 shares covered by presently exercisable stock options under the 1991 Stock Incentive Plan.
(13) Mr. Ritter is deemed to have beneficial ownership of 23,529 shares of Common Stock upon conversion of his Preferred Stock.He has sole power to dispose or direct the disposition of the 23,529 shares of Common Stock underlying the Preferred Stock and the 424 shares of Common Stock issued as dividends on the Preferred Stock in 2001.
(14) Includes an aggregate of 303,750 shares covered by presently exercisable stock options held by directors and executive officers.
(15) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 782,475 shares of the Company's Common Stock as of December 31, 2001, all of which shares are held in portfolios of four investment companies for which Dimensional serves as an investment advisor, and certain other investment vehicles including commingled group trusts, for which Dimensional serves as an investment manager. In its capacity as investment advisor and investment manager, Dimensional possesses both voting and investment power over these shares. Dimensional disclaims beneficial ownership of all such shares. The foregoing information was obtained from Dimensional and from a Schedule 13G dated January 30, 2002 filed by Dimensional with the Commission.
(16) Wiser Investment Company, LLC ("WIC") is deemed to have beneficial ownership of 1,656,054 shares of Common Stock upon conversion of its Preferred Stock and Warrants. WIC has sole voting power and dispositive power with respect to (i) 823,529 shares of Common Stock underlying its Preferred Stock, (ii) the 445,030 shares of Common Stock underlying the warrants it purchased in 2000, (iii) the 296,686 shares of Common Stock underlying the warrants it purchased in 2001, (iv) and the 90,809 shares of Common Stock issued as paid-in-kind dividends on its Preferred Stock in 2000 and 2001. In 2001, WIC transferred to DS&P Preferred Stock, convertible into 235,294 shares of Common Stock, that were purchased for DS&P by WIC in May 2000. Pursuant to the Voting Agreement between WIC and DS&P, WIC has shared voting power with respect to 2,705,882 shares of Common Stock underlying the Preferred Shares purchased by DS&P. WIC, as the general partner of Wiser Investors, L.P., has the sole power to vote or to direct the vote and has the sole power to dispose or direct the disposition of the 2,329,411 shares of Common Stock underlying Wiser Investor L.P.'s Preferred Stock and the 41,909 shares of Common Stock issued as paid-in-kind dividends on Wiser Investor L.P.'s Preferred Stock in 2001, subject to the terms of the Stockholder Agreement acknowledged by Wiser Investors, L.P Mr. Hickox, Mr. Smith and Mr. Douglas P. Heller, as managers of WIC, are deemed to have a beneficial ownership in the shares deemed to be beneficially owned by WIC.
(17) DS&P is deemed to have beneficial ownership of 2,705,882 shares of Common Stock upon conversion of its Preferred Stock. DS&P has appointed WIC as its attorney-in-fact and proxy to vote these shares but has retained the right to vote them in its sole discretion with respect to the merger, consolidation, reorganization, bankruptcy, liquidation, recapitalization or sale of substantially all of the assets of the Company. In 2001, WIC transferred to DS&P Preferred Stock, convertible into 235,294 shares of Common Stock, that were purchased for DS&P by WIC in May 2000. DS&P has the sole power to vote or direct the vote of the 202,448 shares of Common Stock issued as paid-in-kind dividends on its Preferred Stock in 2000 and 2001. DS&P has the sole power to dispose or direct the disposition of the 2,705,882 shares of Common Stock underlying its Preferred Stock and the 202,448 shares of Common Stock issued as paid-in-kind dividends. Mr. Schreiber, Mr. William R. Dimeling and Mr. Steven G. Park, as partners of DS&P, have shared voting and dispositive power over the 2,908,330 shares of Common Stock deemed to be beneficially owned by DS&P.

(18) Wiser Investors, L.P. ("Investors"), a Delaware limited partnership, has the sole power to vote or to direct the vote and has the sole power to dispose or direct the disposition of the 2,329,411 shares of Common Stock upon conversion of its Preferred Stock and the 41,909 shares of Common Stock issued as paid-in-kind dividends on its Preferred Stock in 2001. WIC, as the general partner of Investors, has the sole voting power and dispositive power with respect to the shares beneficially owned by Investors (as described above in footnote 17).


The Transaction with Wiser Investment Company

     On March 10, 2000, the Company entered into an Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement") and an Amended and Restated Warrant Purchase Agreement (the "Warrant Purchase Agreement") with Wiser Investment Company, LLC, a Delaware limited liability corporation, ("WIC"). The closing of the transactions contemplated by the Stock Purchase Agreement and the Warrant Purchase Agreement (the "Purchase Transactions") (the "Closing") occurred on May 26, 2000 (the "Closing Date"). Under the Stock Purchase Agreement and the Warrant Purchase Agreement, the Company issued, as a new issuance, and sold to WIC and Dimeling, Schreiber and Park, a Pennsylvania partnership ("DS&P" and together with WIC, the "Purchaser") 600,000 shares of 7% Series C Cumulative Convertible Preferred Stock, par value $10.00 per share, of the Company (the "Preferred Stock") for $15 million, and Warrants to purchase 445,030 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") for $8,900.59.

     On June 1, 2001, WIC assigned its rights, under the Stock Purchase Agreement, to purchase 400,000 additional shares of Preferred Stock to Wiser Investors, L.P. and A. Wayne Ritter, as described above. See "Certain Relationships and Related Transactions."

     The Company also entered into an employment agreement with George K. Hickox, Jr., a Management Agreement with WIC and a Stockholder Agreement with the Purchaser, as discussed herein. These agreements provide for, among other things, changes in the management of the Company as described under "Changes in Company Management" herein.

WIC and DS&P Voting Agreement

     Pursuant to the Voting Agreement by and between WIC and DS&P dated May 26, 2000 (the "Voting Agreement"), DS&P irrevocably appointed WIC as its attorney-in-fact and proxy to vote on all matters, other than certain excluded matters, in such a manner as WIC, in its sole discretion, deems proper. DS&P retained the power to vote in its sole discretion with respect to the merger, consolidation, reorganization, bankruptcy, liquidation, recapitalization or sale of substantially all of the Company's assets. For so long as DS&P holds at least 350,000 shares of Preferred Stock, DS&P is entitled to nominate one Designee to serve on the Board of Directors of the Issuer; provided however, that DS&P has no rights to nominate a Designee for so long as Mr. Hickox serves on the Board of Directors of the Company. WIC has agreed, upon written notice, to effect DSP's demand registration rights pursuant to the Stockholders Agreement. The Voting Agreement may be terminated on the earliest of (i) mutual consent, (ii) the date on which WIC reduces its ownership in the Company by more than 50% of WIC's initial investment, or (iii) five years from the date of such agreement.

                          CHANGE IN PUBLIC ACCOUNTANTS

         On April 3, 2002, the Board of Directors of the Company, after careful consideration and based upon the recommendation of its Audit Committee, dismissed its current independent public accountant, Arthur Andersen LLP. This dismissal followed the Board's decision to seek proposals from other independent auditors to audit the Company's consolidated financial statements for its fiscal year ended December 31, 2002.

         On April 3, 2002, the Board of Directors, based on the recommendation of the Audit Committee, retained Ernst & Young LLP as its independent auditors with respect to the audit of the Company's consolidated financial statements for its fiscal year ended December 31, 2002.

         During the Company's two most recent fiscal years ended December 31, 2001, and during the subsequent interim period preceding the replacement of Arthur Andersen LLP, there was no disagreement between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports. The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the last two fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's two most recent fiscal years ended December 31, 2001, and during the subsequent interim period preceding the replacement of Arthur Andersen LLP, the Company has not consulted with Ernst & Young regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

         The Company has requested that Arthur Andersen LLP furnish it a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of that letter will be filed pursuant to a Current Report on Form 8-K upon its receipt.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions addressed to them.

                            EXPENSES OF SOLICITATION

         The costs and expenses of preparing and mailing this proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, the officers and regular employees of the Company (who will receive no special compensation therefor) may solicit proxies by telephone, telegraph or personal interview. The Company will request brokerage houses and other nominees or fiduciaries to forward copies of its proxy material to beneficial owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                             STOCKHOLDERS' PROPOSALS

         It is contemplated that the 2003 annual meeting of stockholders of the Company will take place May 19, 2003. Stockholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2003 annual meeting pursuant to Rule 14a-8 under the 1934 Act, as amended, if such proposals are submitted in writing and received by the Company before the close of business on December 11, 2002. Such proposals must also meet the other requirements of the rules of the Commission relating to stockholders' proposals. Proposals and nominations should be addressed to the President of the Company,
A. Wayne Ritter, 8115 Preston Road, Suite 400, Dallas, Texas 75225.

                                  OTHER MATTERS

         The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matter that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the Annual Meeting, will be deemed to be authorized to vote or otherwise act thereon in accordance with their judgment.

                                              By Order of the Board of Directors




                                              A. Wayne Ritter
                                              President

Dallas, Texas
April 12, 2002


         A copy of the Company's Form 10-K Annual Report for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available without charge to each person whose proxy is solicited hereby upon written request directed to Joyce M. Moore, The Wiser Oil Company, 8115 Preston Road, Suite 400, Dallas, Texas 75225.

(Mellon will print in their format)


THE WISER OIL COMPANY

Annual Meeting of Stockholders               This Proxy is Solicited
To Be Held May 20, 2002                      on Behalf of the Board of Directors

         The undersigned stockholder of The Wiser Oil Company (the "Company") hereby constitutes and appoints A. Wayne Ritter, Gary Patterson and Mark A. Kirk, and each of them acting individually, as the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held Monday, May 20, 2002, at 3:00 p.m., at the Hilton Dallas/ParkCities, 5954 Luther Lane, Dallas, Texas, and any adjournment thereof, and if then personally present to vote thereat all the shares of common stock of the Company held of record by the undersigned on March 29, 2002 as follows, and in the discretion of the proxies on all other matters properly coming before the meeting or any adjournment thereof.

(1)    In the election of Directors for a term of three years expiring in 2005:

         (  ) FOR all nominees listed            (  )     WITHHOLD AUTHORITY to
              below (except as marked                     vote for all nominees
              to the contrary below)                      listed below

         George K. Hickox, Jr., Lorne H. Larson and Richard R. Schreiber

         INSTRUCTION: To withhold authority to vote for any individual nominee(s) write the name(s) of such nominee(s) on the line provided below:

(2)    To transact such other business as may properly come before the meeting.

Please complete, date and sign this Proxy Card on the reverse side and return it promptly in the enclosed business reply envelope.

         The shares represented by this proxy will be voted as directed herein, or, if no direction is given, FOR the election of the nominees proposed by the Board of Directors. A vote for the election of the nominees listed on the reverse side includes discretionary authority to vote for a substitute if any of the nominees listed becomes unable to serve or for good cause will not serve. The proxies will vote in their sole discretion upon such other business as may properly come before the meeting.

         The undersigned hereby revokes all previous proxies for such Annual Meeting, hereby acknowledges receipt of the Notice of such Annual Meeting and the Proxy Statement furnished therewith, and hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

                     Date:                                                ,2002
                          ------------------------------------------------------

                     Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give your full title as such. For joint accounts, each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.